Exhibit 21:

Subsidiaries of the Registrant

Hudson Technologies Company d/b/a Hudson Technologies of Tennessee incorporated in the State of Tennessee.

Hudson Holdings, Inc. incorporated in the State of Nevada.

ASPEN Refrigerants, Inc. (formerly Airgas-Refrigerants, Inc.) incorporated in the State of Delaware

Safety Hi-Tech USA, LLC, a Delaware limited liability company, of which Hudson Holdings, Inc. owns 50% of the equity.

Glacier International, Inc. incorporated in the State of New York.

Glacier Trading Corp., incorporated in the State of New York

HFC International, Inc., incorporated in the State of New York

HFC Traders, Inc., incorporated in the State of New York

RGIT Trading Corp., incorporated in the State of New York

RCTI Corp., incorporated in the State of New York

RCTI Trading Corp., incorporated in the State of New York

RGIT, Inc.,incorporated in the State of New York

RGT Enterprises, Inc., incorporated in the State of New York

RCT International, Inc., incorporated in the State of New York